Exhibit 4.2

EXECUTION VERSION

NYSE EURONEXT

to

WILMINGTON TRUST COMPANY,

as Trustee

and

CITIBANK, N.A.,

as Authenticating Agent, Calculation Agent, Paying Agent,

Security Registrar and Transfer Agent

First Supplemental Indenture

Dated as of May 29, 2008

to Senior Indenture

Dated as of May 29, 2008

Establishing a series of Securities designated

4.80% Notes due June 28, 2013

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE, dated as of May 29, 2008 (herein called the “First Supplemental Indenture”), between NYSE Euronext, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), and Wilmington Trust Company, as Trustee under the Original Indenture referred to below (hereinafter called the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of May 29, 2008 (herein called the “Original Indenture”), to provide for the issuance from time to time in one or more series of its debentures, notes, bonds or other evidences of indebtedness (herein called the “Securities”), the form and terms of which are to be established as set forth in Sections 201 and 301 of the Original Indenture;

WHEREAS, Section 901 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture to, among other things, establish the form and terms of the Securities of any series as permitted in Sections 201 and 301 of the Original Indenture;

WHEREAS, the Company desires to create a series of the Securities in an aggregate principal amount of $750,000,000 to be designated the “4.80% Notes due 2013” (herein called the “Senior Notes”) and all action on the part of the Company necessary to authorize the issuance of the Senior Notes under the Original Indenture and this First Supplemental Indenture has been duly taken; and

WHEREAS, the Company desires to issue the Senior Notes in accordance with Section 2.3 of this First Supplemental Indenture and treat the Senior Notes as a single series of Securities for all purposes, as amended or supplemented from time to time in accordance with the terms of this First Supplemental Indenture and the Original Indenture;

WHEREAS the Company has appointed Citibank, N.A., a national banking association duly organized and existing under the laws of the United States, as Authenticating Agent (the “Authenticating Agent”), Calculation Agent (the “Calculation Agent”), Paying Agent (the “Paying Agent”), Security Registrar (the “Security Registrar”), and Transfer Agent (the “Transfer Agent”) pursuant to the Paying Agency Agreement, dated as of May 29, 2008 (as supplemented, modified and amended from time to time), between the Company, the Authenticating Agent and the Trustee; and

WHEREAS, all acts and things necessary to make the Senior Notes, when executed by the Company and completed, authenticated and delivered by the Trustee as provided in the Original Indenture and this First Supplemental Indenture, the valid and binding obligations of the Company and to constitute a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Senior Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of Holders of the Senior Notes, as follows:

EXECUTION VERSION

ARTICLE ONE

DEFINITIONS

Except to the extent such terms are otherwise defined in this First Supplemental Indenture or the context clearly requires otherwise, all terms used in this First Supplemental Indenture which are defined in the Original Indenture or the form of Senior Note attached hereto as Exhibit A, have the meanings assigned to them therein.

In addition, as used in this First Supplemental Indenture, the following terms have the following meanings:

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then Outstanding under the Original Indenture and this First Supplemental Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors (or any law involving equivalent concepts applicable outside the United States).

“Below Investment Grade Rating Event” means the Senior Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control and ending at the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the Senior Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

EXECUTION VERSION

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Senior Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Definitive Securities” means certificated Securities registered in the name of the Holder thereof and issued in accordance with Section 2.2(b) hereof, substantially in the form of Exhibit A hereto, except that such Security shall not bear the Global Security Legend.

“Depositary” means DTC, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its securities payment and transfer operations.

“DTC” means The Depository Trust Company, a New York corporation, having a principal office at 55 Water Street, New York, New York 10041-0099.

“Global Security Legend” means the legend set forth in Section 204 of the Original Indenture.

EXECUTION VERSION

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures, debenture stock, loan stock or other securities or any borrowed money or any liability under or in respect of any acceptance or acceptance credit.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means May 29, 2008, the date on which the Senior Notes are originally issued under this First Supplemental Indenture.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, as to the United States of America, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is, as to the United States of America, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Person” means any individual, firm, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting a corporate office, facility or other asset which is owned or leased by the Company or any of its Significant Subsidiaries unless the Company’s Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by the Company and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by an executive officer of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

EXECUTION VERSION

“Regular Record Date” means the June 13 and December 13, whether or not a Business Day, immediately preceding the applicable Interest Payment Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by the Company or any of its Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such Significant Subsidiary to such person.

“Senior Notes” has the meaning given to such term in the preamble hereof.

“Significant Subsidiary” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “significant subsidiary” set forth in Rule l-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which the Company and/or one or more of its subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

ARTICLE TWO

TERMS AND ISSUANCE OF THE 4.80% NOTES DUE 2013

Section 2.1. Issue of Senior Notes. A series of Securities which shall be designated the “4.80% Notes due 2013” shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of, the Original Indenture and this First Supplemental Indenture (including the form of Senior Notes set forth hereto as Exhibit A). The aggregate principal amount of Senior Notes which may be authenticated and delivered under this First Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, initially exceed $750,000,000; provided that the Company may from time to time or at any time, without the consent of the Holders of the Senior Notes, issue additional Senior Notes, which additional Senior Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Senior Notes.

Section 2.2. Form of Senior Notes; Incorporation of Terms. (a) The Senior Notes shall be issued initially in the form of one or more Global Securities and, together with the Authenticating Agent’s certificate of authentication thereon, shall be in substantially the form set forth in Exhibit A attached hereto. The Senior Notes may have such notations, legends or endorsements approved as to form by the Company and required, as applicable, by law, stock

EXECUTION VERSION

exchange or depository rules and agreements to which the Company is subject and/or usage. The terms of the Senior Notes set forth in Exhibit A are herein incorporated by reference and are part of the terms of this First Supplemental Indenture. The Senior Notes shall be issuable in definitive, fully registered form without coupons only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

(b) Senior Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Security Legend thereon). Senior Notes issued in definitive certificated form in accordance with the terms of the Original Indenture and the Supplemental Indenture, if any, shall be substantially in the form of Exhibit A attached hereto (but without the Global Security Legend thereon). Each Global Security shall represent such of the outstanding Senior Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of Outstanding Senior Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Senior Notes represented thereby shall be made by the Transfer Agent in accordance with instructions given by the Holder thereof as required by Section 2.7 hereof.

Section 2.3. Execution and Authentication. The Authenticating Agent, upon a Company Order and pursuant to the terms of the Original Indenture and this First Supplemental Indenture, shall authenticate and deliver Senior Notes for original issue in an initial aggregate principal amount of $750,000,000. Such Company Order shall specify the amount of the Senior Notes to be authenticated, the date on which the original issue of Senior Notes is to be authenticated and the aggregate principal amount of Senior Notes outstanding on the date of authentication. All of the Senior Notes issued under this First Supplemental Indenture shall be treated as a single series for all purposes under the Original Indenture and this First Supplemental Indenture, including, without limitation, waivers, amendments and offers to purchase.

Section 2.4. Depositary for Global Securities. The Depositary for the Senior Notes issued under this First Supplemental Indenture shall be DTC in the City of New York.

Section 2.5. Place of Payment. The Place of Payment in respect of the Senior Notes will be at the principal office or agency of the Company in The City of New York, State of New York or at the office or agency of the Paying Agent in The City of New York, State of New York, which, at the date hereof, is located at c/o Citibank, N.A., 111 Wall Street, 15th Floor Window, New York, NY 10005.

Section 2.6. Transfer and Exchange.

(a) The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of the Original Indenture, this First Supplemental Indenture and the then applicable procedures of the Depositary (the “Applicable Procedures”). In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Transfer Agent either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in

EXECUTION VERSION

accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or, if Definitive Securities are at such time permitted to be issued pursuant to this First Supplemental Indenture and the Original Indenture, (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in the Original Indenture, this First Supplemental Indenture and the Senior Notes or otherwise applicable under the Securities Act, the Security Registrar shall adjust the principal amount of the relevant Global Securities pursuant to Section 2.7 hereof.

(b) Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.6(b), the Security Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Transfer Agent the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Authenticating Agent shall cancel any such Definitive Securities so surrendered, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 303 of the Original Indenture, the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a new Definitive Security in the appropriate principal amount. Any Definitive Security issued pursuant to this Section 2.6(b) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Paying Agent shall deliver such Definitive Securities to the Persons in whose names such Definitive Securities are so registered. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 305 of the Original Indenture.

Section 2.7 Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Security Registrar in accordance with Section 309 of the Original Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security,

EXECUTION VERSION

such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such increase.

Section 2.8. Events of Default. The provisions of Section 501 of the Original Indenture shall be applicable to the Senior Notes; provided, however, that clauses (1), (2), (3), (5), (6), (7) and (8) of Section 501 shall now read as follows:

“(1) default in the payment of any interest or Additional Amounts upon any Senior Note when it becomes due and payable and the default continues for a period of 30 days;

(2) default in the payment of the principal of or premium, if any, on any Senior Note at its Maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase the Senior Notes tendered pursuant to a Change of Control Offer);

(3) a default in the performance, or breach, of the Company’s obligations under Section 801 of the Original Indenture;

(4) a default on any Indebtedness of the Company or any of its Significant Subsidiaries having an aggregate amount of at least $50,000,000, constituting a default either of payment of principal or which results in acceleration of the Indebtedness, and after the Company has been notified of the default by the Trustee or Holders of 25% in principal amount of the Senior Notes the Company does not cure the default within 10 days;

(5) one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 above available insurance coverage shall be rendered against the Company or any of its Significant Subsidiaries and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, but only if such judgment is an event of default at that time under any of the Company’s credit facilities in place on the date hereof (the “Existing Facilities”) or any credit facility that the Company enters into to replace an Existing Facility at its maturity or otherwise;

(6) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries or of any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; and

EXECUTION VERSION

(7) the commencement by the Company or any of its Significant Subsidiaries of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it or them to the entry of a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it or them, or the filing by it or them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it or them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries or of any substantial part of its or their property, or the making by it or them of an assignment for the benefit of creditors, or the admission by it or them in writing of its or their inability to pay its or their debts generally as they become due, or the taking of corporate action by the Company or any of its Significant Subsidiaries in furtherance of any such action.”

Section 2.9. Company May Consolidate, Etc., Only on Certain Terms. The provisions of Section 801 of the Original Indenture shall be applicable to the Senior Notes; provided, however, that clause (3) shall now read as follows: “the Company has delivered to the Trustee and the Paying Agent an Officers’ Certificate stating that such consolidation, merger, conveyance, transfer or lease comply with this Article.”

Section 2.10. Limits on exchange or transfer of a Global Security. The provisions of clause (2)(C) of Section 305 of the Original Indenture shall not apply to the Senior Notes.

ARTICLE THREE

COVENANTS

Section 3.1. Offer to Repurchase upon Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to the Senior Notes, unless the Company shall have exercised its right pursuant to Article Four hereof to redeem the Senior Notes, each Holder of the Notes shall have the right to require the Company to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof), of such Holder’s Senior Notes (a “Change of Control Offer”) for payment in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes to be repurchased, to, but excluding, the change in control payment date (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event with respect to the Senior Notes, the Company shall cause a notice to be mailed to Holders of the Senior Notes, with a copy to the Trustee and the Paying Agent for the Notes, describing the transaction or

EXECUTION VERSION

transactions that constitute the Change of Control Triggering Event and offering to repurchase the Senior Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. The Company shall comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the Securities of such series as a result of a Change of Control Triggering Event.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Paying Agent the Senior Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.

(d) The Paying Agent shall promptly mail, to each Holder who properly tendered Senior Notes, the Repurchase Price for such Senior Notes, and the Authenticating Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each new Senior Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this First Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes properly tendered and not withdrawn under such Change of Control Offer. In the event that such third party terminates or defaults its Change of Control Offer, the Company shall be required to make a Change of Control Offer treating the date of such terminating or default as though it were the date of the Change of Control Triggering Event.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with this Section 3.1, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.1 by virtue of any such conflict.

Section 3.2. Additional Amounts. The Company shall pay to any Holder (including, for purposes of this Section 3.2, any beneficial owner) of any Senior Notes who is a Non-U.S.

EXECUTION VERSION

Person such additional amounts as may be necessary so that every net payment of principal of and interest on the Senior Notes to such Holder, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such Holder by the United States of America or a political subdivision or any taxing authority thereof or therein, will not be less than the amount provided in the Senior Notes to be then due and payable (such amounts, the “Additional Amounts”); provided, however, that the Company shall not be required to make any payment of Additional Amounts for or on account of:

(a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between such Holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation, and the United States of America including, without limitation, such Holder, or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident of the United States of America or treated as a resident thereof or being or having been engaged in trade or business or present in the United States of America, or (2) the presentation of any Senior Note for payment on a date more than 30 days after the later of (x) the date on which such payment becomes due and payable and (y) the date on which payment thereof is duly provided for;

(b) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c) any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of such Holder’s past or present status as a passive foreign investment company, a controlled foreign corporation or a personal holding company with respect to the United States of America, or as a corporation which accumulates earnings to avoid United States federal income tax;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on the Senior Notes;

(e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on the Senior Notes if such payment can be made without withholding by any other paying agent;

(f) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of the Holder of the Senior Notes, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Company or (B) a controlled foreign corporation with respect to the Company within the meaning of the Code;

EXECUTION VERSION

(h) any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h) in this Section 3.2;

nor shall any Additional Amounts be paid to any Holder who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner thereof, would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder.

Section 3.3. Limitations on Liens. The Company shall not (nor shall it permit any of its Significant Subsidiaries to) create or permit to exist any Lien on any Principal Property of the Company or any of its Significant Subsidiaries (or any stock or Indebtedness of any of its Significant Subsidiaries), whether such Principal Property, or stock or Indebtedness is now existing or owned or hereafter acquired, to secure any Indebtedness, unless the Company shall contemporaneously secure the Senior Notes equally and ratably with (or, at the option of the Company, prior to) such secured Indebtedness.

The foregoing restriction, however, will not apply to the following “Permitted Liens”:

(a) Liens imposed by law or any governmental authority for taxes, assessments or charges that are not yet due or are being contested in good faith by appropriate proceedings or for commitments that have not been violated;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and similar Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or where the validity or amount thereof is being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an event of default under the Original Indenture or this First Supplemental Indenture;

(f) Liens resulting in the ordinary course of the operations of the Company or any Significant Subsidiary relating to clearing or settlement activities, provided that at any time the aggregate amount of any such given Lien does not exceed the aggregate amount of deposits of cash or securities received from third parties by the Company or any Significant Subsidiary in the ordinary course of operations relating to clearing or settlement activities;

EXECUTION VERSION

(g) Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after May 21, 2008, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h) any Lien existing on the Issue Date;

(i) Liens upon real and/or tangible personal property acquired after May 21, 2008 (by purchase, construction or otherwise) by the Company or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j) Liens in favor of the Company or any Subsidiary;

(k) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h) and (i); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized by this Section 3.3 shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m) Liens securing obligations of the Company or any Subsidiary in respect of any Swap Agreements entered into in the ordinary course of business and for non-speculative purposes; and

(n) easements, zoning restrictions, minor title imperfections, restrictions on use, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary.

Section 3.4. Limitation on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any of its Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between the Company and one of its Subsidiaries or between its Subsidiaries, unless:

EXECUTION VERSION

(a) the Company or such Significant Subsidiary, as applicable, could have incurred Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Senior Notes, pursuant to Section 3.3; or

(b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors) and the Company applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of:

(i) the prepayment or retirement of the Senior Notes,

(ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of the Company or of one of its Subsidiaries (other than Indebtedness that is subordinated to the Senior Notes or Indebtedness owed to the Company or one of its Subsidiaries) that matures more than 12 months after its creation; or

(iii) the purchase, construction, development, expansion or improvement of other comparable property.

ARTICLE FOUR

REDEMPTION UPON A TAX EVENT

The Senior Notes may be redeemed, in accordance with the procedures set forth in the Original Indenture, at the option of the Company in whole, but not in part, on a date (such date, the “Redemption Date”) to be fixed by the Company on not more than 60 days and not less than 30 days notice, at a redemption price equal to 100% of the principal amount of the Senior Notes (the “Redemption Price”) plus accrued but unpaid interest, if any, and any Additional Amounts thereon to the Redemption Date, if the Company determines that as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States of America or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of such laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States of America, or any other action, other than an action predicated on laws generally known on or before May 21, 2008 except for proposals before the U.S. Congress before such date, taken by any taxing authority or a court of competent jurisdiction in the United States of America, or the official proposal of any such action, whether or not such action or proposal was taken or made with respect to the Company, (A) the Company has or will become obligated to pay Additional Amounts or (B) there is a substantial possibility that the Company will be required to pay such Additional Amounts.

EXECUTION VERSION

Prior to the publication of any notice of redemption pursuant to Section 1104 of the Original Indenture, the Company shall deliver to the Trustee and the Paying Agent (1) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the rights of the Company to so redeem have occurred and (2) an Opinion of Counsel to such effect based on such statement of facts.

If the Company elects to redeem the Senior Notes pursuant to this Article Four, then it shall give notice to the Holders pursuant to Section 1104 of the Original Indenture.

The notice of redemption shall specify the following:

(i) the Redemption Date;

(ii) a brief statement to the effect that the Senior Notes are being redeemed at the option of the Company pursuant to this Article Four and a brief statement of the facts permitting such redemption;

(iii) that on the Redemption Date, the Redemption Price, plus accrued but unpaid interest on the Senior Notes, if any, will become due and payable and that interest thereon shall cease to accrue on and after such Redemption Date;

(iv) the amount of the Redemption Price and accrued but unpaid interest, if any, that will be due and payable on the Senior Notes on the Redemption Date;

(v) the place or places where the Senior Notes are to be surrendered for payment of the Redemption Price and other amounts due under clause (iv) above;

(vi) that payment of the amounts due under clause (iv) above will be made upon presentation and surrender of the Senior Notes; and

(vii) the CUSIP, ISIN and Common Code numbers of the Senior Notes.

The notice of redemption regarding the Senior Notes shall be, at the election of the Company, given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

On or before the opening of business on any Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent or, if the Company is acting as its own paying agent, segregate and hold in trust as provided in Section 1003 of the Original Indenture, an amount of money sufficient to pay the Redemption Price of, any Additional Amounts and except if the Redemption Date shall be an Interest Payment Date, accrued but unpaid interest on, the Senior Notes to be redeemed on the Redemption Date.

The notice of redemption having been given as specified above, the Senior Notes shall, on the Redemption Date, become due and payable at the Redemption Price, and from and after such date, unless the Company shall default in the payment of the Redemption Price, any Additional Amounts and accrued but unpaid interest, if any, the Senior Notes shall cease to bear interest. Upon surrender of the Senior Notes for redemption in accordance with such notice, the Senior Notes shall be paid by the Company at the Redemption Price, together with any Additional Amounts and accrued but unpaid interest, if any, to the Redemption Date.

EXECUTION VERSION

If the Senior Notes, having been called for redemption, shall not be so paid upon surrender thereof for redemption, the Redemption Price shall, until paid, bear interest from the Redemption Date at the interest rate borne by the Senior Notes.

ARTICLE FIVE

MISCELLANEOUS

Section 5.1. Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.

Section 5.2. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Original Indenture, which is required to be included in this First Supplemental Indenture, or in the Original Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 5.3. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.4. Successors and Assigns. All covenants and agreements by the Company and the Trustee in this First Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 5.5. Separability Clause. In case any provision in this First Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.6. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Senior Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 5.7. Execution and Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5.8. Governing Law. This First Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

NYSE EURONEXT

By	/s/ Philippe Matsumoto
Name:	Philippe Matsumoto
Title:	Treasurer

WILMINGTON TRUST COMPANY, as Trustee

By	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Senior Financial Services Officer

Acknowledged:

CITIBANK, N.A. as initial Authenticating Agent, Calculation Agent, Paying Agent, Security Registrar and Transfer Agent

By	/s/ Cirino Emanuele
Name:	Cirino Emanuele
Title:	Vice President

EXECUTION VERSION

EXHIBIT A

[FORM OF 4.80% NOTES DUE 2013]

[Insert any legend required by the Internal Revenue Code and the regulations thereunder.]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

NYSE Euronext

4.80% Notes due 2013

No.	$

CUSIP No.

NYSE Euronext, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of              Dollars on June 28, 2013, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on              and              in each year, commencing              and at the Maturity thereof, at the rate of 4.80% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 4.80% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be              or              (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Paying Agent, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

EXECUTION VERSION

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent on its behalf referred to on the reverse hereof by manual or facsimile signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

NYSE EURONEXT

By:

Attest:

EXECUTION VERSION

AUTHENTICATING AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated:

Citibank, N.A., As Authenticating Agent

By
Authorized Signatory

EXECUTION VERSION

[FORM OF REVERSE OF 4.80% NOTES DUE 2013]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), of the series hereinafter specified, issued and to be issued in one or more series under a Senior Indenture, dated as of May 29, 2008 as supplemented by the First Supplemental Indenture, dated as of May 29, 2008 (as so supplemented, the “Indenture”), between the Company and Wilmington Trust Company, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which this Security are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $750,000,000, provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount.

The Company shall be required to pay Additional Amounts to Holders which are Non-U.S. Persons under the circumstances specified in the Indenture.

The Securities are subject to redemption at the election of the Company, as a whole, but not in part, on a date (such date, the “Redemption Date”) to be fixed by the Company on not more than 60 days’ and not less than 30 days’ prior notice by mail, at a redemption price equal to 100% of the principal amount of the Securities (the “Redemption Price”) plus accrued but unpaid interest, if any, and any Additional Amounts thereon to the Redemption Date, if the Company determines that as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States of America or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of such laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States of America, or any other action, other than an action predicated on laws generally known on or before May 21, 2008 except for proposals before the U.S. Congress before such date, taken by any taxing authority or a court of competent jurisdiction in the United States of America, or the official proposal of any such action, whether or not such action or proposal was taken or made with respect to the Company, (A) the Company has or will become obligated to pay Additional Amounts or (B) there is a substantial possibility that the Company will be required to pay such Additional Amounts.

On or before the opening of business on any Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent or, if the Company is acting as its own paying agent, segregate and hold in trust as provided in Section 1003 of the Indenture, an amount of money sufficient to pay the Redemption Price, any Additional Amounts and, except if the Redemption Date shall be an Interest Payment Date, accrued but unpaid interest on the Securities to be redeemed on the Redemption Date.

The notice of redemption having been given as specified above, the Securities shall, on the Redemption Date, become due and payable at the Redemption Price, and from and after such date, unless the Company shall default in the payment of the Redemption Price, any Additional Amounts and accrued but unpaid interest, if any, the Securities shall cease to bear

EXECUTION VERSION

interest. Upon surrender of the Securities for redemption in accordance with such notice, the Securities shall be paid by the Company at the Redemption Price, together with any Additional Amounts and accrued but unpaid interest, if any, to the Redemption Date.

If the Securities, having been called for redemption, shall not be so paid upon surrender thereof for redemption, the Redemption Price shall, until paid, bear interest from the Redemption Date at the interest rate borne by the Securities.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the unpaid principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions (i) permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

EXECUTION VERSION

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of the Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.]

Interest on the principal balance of the Securities of this series shall be calculated on the basis of a 360-day year of twelve 30-day months.

THE SECURITIES OF THIS SERIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used but not defined in this Security shall have the meanings assigned to them in the Indenture.